Exhibit 99.1

Contact:      Joanne Ferrara, Investor Relations
                     631-773-5813
                     joanne.ferrara@falconstor.com

FalconStor Software Reports Fourth Quarter and Full Year Financial Results
Revenues Increase 19% Compared with Previous Quarter

MELVILLE, N.Y., Feb. 5, 2009—FalconStor Software, Inc. (NASDAQ: FALC), the provider of TOTALLY Open™ data protection solutions, today announced financial results for its fourth quarter and full year ended December 31, 2008.

Revenues for the fourth quarter of 2008 decreased 6% to $23.4 million, compared with $24.8 million for the same period a year ago.  GAAP loss from operations for the quarter was $0.2 million, compared with operating income of $5.4 million in the fourth quarter of 2007.  GAAP net income for the quarter was $0.6 million, or $0.01 per diluted share, compared with GAAP net income of $5.7 million, or $0.10 per diluted share, in the fourth quarter of 2007.  Stock-based compensation expense was $2.5 million in the fourth quarter of 2008 and $1.7 million in the fourth quarter of 2007.

Non-GAAP income from operations was $2.3 million in the fourth quarter of 2008, compared with non-GAAP income from operations of $7.1 million in the fourth quarter of 2007.  Non-GAAP net income was $2.0 million, or $0.04 per diluted share, in the fourth quarter of 2008, compared with $7.4 million, or $0.14 per diluted share, in the fourth quarter of 2007.  Non-GAAP results exclude the effects of stock-based compensation expense net of the related income taxes.

Revenues in the fourth quarter increased 19% compared with the previous quarter. GAAP operating results improved from a loss of $1.4 million in the third quarter to a loss of $0.2 million in the fourth quarter.  GAAP net income increased to $0.6 million compared with a net loss of $1.6 million in the previous quarter.  Non-GAAP operating income in the fourth quarter increased to $2.3 million compared with $0.3 million in the third quarter.  Non-GAAP net income increased to $2.0 million or $0.04 per diluted share compared with $0.4 million or $0.01 per diluted share in the previous quarter. Stock-based compensation expense was $1.6 million in the third quarter of 2008.

For the year ended December 31, 2008, revenues increased 12% to $87 million compared with $77.4 million for the prior year.  GAAP income from operations for 2008 was $1.0 million compared with $6.1 million in 2007.  GAAP net income was $1.2 million, or $0.02 per diluted share for the year ended December 31, 2008, compared with net income of $12.7 million, or $0.24 per diluted share, in the same period a year ago.  In 2008, the Company recorded a GAAP tax provision of $1.5 million compared with a tax benefit of $4.3 million in the prior year period.  Stock-based compensation expense was $9.1 million in 2008 and $7.9 million in 2007.

Non-GAAP income from operations was $10.1 million for the year ended December 31, 2008, compared with non-GAAP income from operations of $14.0 million for the same period in 2007.  Non-GAAP net income in 2008 was $7.8 million, or $0.16 per diluted share, compared with $16.2 million, or $0.30 per diluted share in the same period a year ago. Non-GAAP results exclude the effects of stock-based compensation expense net of the related income taxes, and also exclude a $4.5 million income tax benefit recorded in 2007.

"The difficult economic environment hurt our results for 2008. But we still believe we are well positioned for long term success both financially, as demonstrated by our increase in cash flows from operations and with our product portfolio. To cope with the challenging economy and constrained budgets, corporate IT must deliver extraordinary management and operating efficiency – creating an ideal opportunity for  FalconStor's TOTALLY Open Data Protection solutions," said ReiJane Huai, chairman and CEO of FalconStor Software.  “Validated by elite Fortune 100 accounts and endorsed by strategic OEM partners, FalconStor solutions will continue to expand in key growth segments of the storage market - virtualization, CDP/replication, VTL, and file deduplication - by leveraging our unique product synergy and offering tangible business value that enriches customers' revenues and bottom line."

The Company closed the quarter with $42.8 million in cash, cash equivalents, and marketable securities.  Cash flow from operations for the full year was $18.2 million compared with $16.6 million in 2007.  Deferred revenue increased 16% from the prior period year and at December 31, 2008 was $22.1 million.  During the fourth quarter of 2008, the Company repurchased 2.1 million shares at a total purchase price of $5.2 million, or an average price of $2.48 per share.  During 2008, the Company repurchased a total of 5.6 million shares at a total price of $33.9 million or an average price of $6.01 per share.

The Company also announced that its Board of Directors approved another increase in the size of its Stock Repurchase Program of an additional six million shares.  As a result of this increase, the Company may repurchase up to 7.2 million additional shares.

For the year ending December 31, 2009, the Company anticipates:
•	Revenues to be in the range of $96 million to $100 million
•	Non-GAAP net income to be between $0.18 and $0.21 per diluted share, which excludes stock-based compensation, net of income taxes.

The pro forma effective tax rate is expected to be approximately 33% - 36%, which excludes the impact of stock-based compensation charges.  Weighted average diluted shares are expected to be approximately 47 to 48 million shares.

The Company will host a conference call on Thursday, February 5, 2009 at 4:30 p.m. ET, to discuss the results. To participate in the conference call, please dial:

Toll Free: 1-800-218-0204
International: 1-303-242-0001

To view the presentation, please copy and paste the following link into your browser and register for this meeting.  Once you have registered for the meeting, you will receive an email message confirming your registration.

https://falconstor.webex.com/falconstor/j.php?ED=117973087&RG=1&UID=999954867

Meeting: FalconStor Q4 2008 Earnings
Meeting password: q4numbers
Meeting Number: 487 693 322
If you are unable to register via the Internet, please contact Joanne Ferrara, Investor Relations at 631-773-5813 or joanne.ferrara@falconstor.com.

A conference call replay is scheduled to be available beginning Feb. 5 at 6:30 p.m. ET through 11:59 p.m. ET on Feb. 9.  To listen to the replay of the call, dial toll free: 1-800-405-2236 or International: 1-303-590-3000, passcode: 11125532, or visit our website at www.falconstor.com/investors.asp.

Non-GAAP Financial Measures
The non-GAAP financial measures used in this press release are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.  The Company’s management refers to these non-GAAP financial measures in making operating decisions because they provide meaningful supplemental information regarding the Company’s operating performance.  In addition, these non-GAAP financial measures facilitate management’s internal comparisons to the Company’s historical operating results and comparisons to competitors’ operating results.  We include these non-GAAP financial measures (which should be viewed as a supplement to, and not a substitute for, their comparable GAAP measures) in this press release because we believe they are useful to investors in allowing for greater transparency into the supplemental information used by management in its financial and operational decision-making.  For a reconciliation of our GAAP and non-GAAP financial results, please refer to our ProForma Condensed Consolidated Statements of Operations, presented in this release.

About FalconStor
FalconStor Software, Inc. (NASDAQ: FALC) is the market leader in disk-based data protection.  FalconStor delivers proven, comprehensive data protection solutions that facilitate the continuous availability of business-critical data with speed, integrity, and simplicity.  The Company’s TOTALLY Open™ technology solutions, built upon the award-winning IPStor® platform, include the industry leading Virtual Tape Library (VTL) with deduplication, Continuous Data Protector (CDP), and Network Storage Server (NSS), enabled with WAN-optimized replication for disaster recovery and remote office protection. FalconStor products are available from major OEMs and solution providers including Acer, COPAN Systems, Data Direct Networks, DSI, EMC, H3C, IBM, Pillar Data Systems and Sun and are deployed by thousands of customers worldwide, from small businesses to Fortune 1000 enterprises.

FalconStor is headquartered in Melville, N.Y., with offices throughout Europe and the Asia Pacific region.  For more information, visit www.falconstor.com or call 1-866-NOW-FALC (1-866-669-3252).

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This press release includes forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include: delays in product development; market acceptance of FalconStor’s products and services; technological change in the storage and networking industries; competition in the network storage software market; the potential failure of FalconStor’s OEM partners to introduce or to market products incorporating FalconStor’s products; intellectual property issues; and other risk factors discussed in FalconStor’s reports on Forms 10-K, 10-Q and other reports filed with the Securities and Exchange Commission.

FalconStor, FalconStor Software, and IPStor are registered trademarks, and TOTALLY Open is a trademark of FalconStor Software, Inc. in the US and other countries.  All other company and product names contained herein may be trademarks of their respective holders.

FalconStor Software, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2008	December 31, 2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$22,364,235	$32,219,349
Marketable securities	19,279,010	30,684,206
Accounts receivable, net	25,015,848	26,141,636
Prepaid expenses and other current assets	2,468,632	1,625,417
Deferred tax assets, net	4,296,297	3,807,325

Total current assets	73,424,022	94,477,933

Property and equipment, net	7,963,019	7,945,258
Long-term marketable securities	1,166,945	-
Deferred tax assets, net	5,739,195	5,969,778
Other assets, net	2,544,545	2,831,878
Goodwill	4,150,339	3,512,796
Other intangible assets, net	1,375,695	443,909

Total assets	$96,363,760	$115,181,552

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$738,140	$1,779,720
Accrued expenses	8,288,732	6,711,231
Deferred revenue, net	16,068,370	14,142,145

Total current liabilities	25,095,242	22,633,096

Other long-term liabilities	199,323	251,094
Deferred revenue, net	5,992,843	4,818,985

Total liabilities	31,287,408	27,703,175

Commitments and Contingencies

Total stockholders' equity	65,076,352	87,478,377

Total liabilities and stockholders' equity	$96,363,760	$115,181,552

FalconStor Software, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Revenues:
Software licence revenue	$15,992,436	$18,526,345	$58,590,246	$53,153,980
Maintenance revenue	6,456,499	4,965,320	23,283,094	18,606,591
Software services and other revenue	930,826	1,288,798	5,151,520	5,638,651
	23,379,761	24,780,463	87,024,860	77,399,222

Operating expenses:
Cost of maintenance, software services and other revenue	3,515,039	3,071,670	13,874,238	11,213,935
Software development costs	6,936,685	5,899,587	25,296,404	22,405,058
Selling and marketing	10,418,804	8,208,611	38,096,693	29,656,034
General and administrative	2,668,073	2,218,538	8,745,777	8,023,562
	23,538,601	19,398,406	86,013,112	71,298,589
Operating (loss) income	(158,840)	5,382,057	1,011,748	6,100,633

Interest and other income	454,040	553,309	1,688,699	2,329,187

Income before income taxes	295,200	5,935,366	2,700,447	8,429,820

(Benefit) provision for income taxes	(342,884)	278,788	1,497,635	(4,312,036)

Net income	$638,084	$5,656,578	$1,202,812	12,741,856

Basic net income per share	$0.01	$0.11	$0.03	$0.26

Diluted net income per share	$0.01	$0.10	$0.02	$0.24

Weighted average basic shares outstanding	46,277,252	50,005,315	47,858,679	49,420,848
Weighted average diluted shares outstanding	46,866,381	54,283,386	49,496,736	53,130,903

FalconStor Software, Inc. and Subsidiaries
Non-GAAP Operating Data
GAAP Reconciliation
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

(Loss) income from operations (GAAP)	$(158,840)	$5,382,057	$1,011,747	$6,100,633
Add : non-cash stock option expense (1)	2,503,996	1,701,928	9,084,516	7,937,523
Non-GAAP income from operations	2,345,156	7,083,985	10,096,263	14,038,156

Net income (GAAP)	$638,084	$5,656,578	$1,202,812	$12,741,856
Add: non-cash stock option expense, net of income taxes (2)	1,399,462	1,701,928	6,599,822	3,430,236
Non-GAAP net income	2,037,546	7,358,506	7,802,634	16,172,092

Operating margins (GAAP)	(1%)	22%	1%	8%
Add: non-cash stock option expense (1)	11%	7%	10%	10%
Non-GAAP operating margins	10%	29%	12%	18%

Basic EPS (GAAP)	$0.01	$0.11	$0.03	$0.26
Add: non-cash stock option expense, net of income taxes (2)	0.03	0.03	0.14	0.07
Non-GAAP Basic EPS	0.04	0.15	0.16	0.33

Diluted EPS (GAAP)	$0.01	$0.10	$0.02	$0.24
Add: non-cash stock option expense, net of income taxes (2)	0.03	0.03	0.13	0.06
Non-GAAP Diluted EPS	0.04	0.14	0.16	0.30

Weighted average basic shares Outstanding (GAAP and as adjusted)	46,277,252	50,005,315	47,858,679	49,420,848
Weighted average diluted shares Outstanding (GAAP and as adjusted)	46,866,381	54,283,386	49,496,736	53,130,903

Footnotes:
(1)	Represents non-cash, stock-based compensation charges as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Cost of maintenance, software services and other revenue	$440,323	$241,261	$1,449,065	$1,034,423
Software development costs	917,639	807,115	3,240,711	3,279,065
Selling and marketing	912,781	405,136	3,531,375	2,615,503
General and administrative	233,253	248,416	863,365	1,008,532

Total non-cash stock-based compensation expense	$2,503,996	$1,701,928	$9,084,516	$7,937,523

(2)
Represents the effects of non-cash stock option expense recognized for GAAP purposes under FAS 123R for the three and twelve months ended December 31, 2008 and 2007, net of related income tax effects. For the three months ended December 31, 2007, the related income tax effects were not materially different for both GAAP and non-GAAP purposes.